Exhibit 99.7

CONSENT OF J.P. MORGAN SECURITIES INC.

     We hereby consent to (i) the use of our opinion letter dated as of October 31, 2008 to the Board of Directors of The PNC Financial Services Group, Inc. (the “Company”) included in Appendix E to the Joint Proxy Statement/Prospectus relating to the proposed merger of the Company and National City Corporation, and (ii) the references to such opinion in the Joint Proxy Statement/Prospectus under the headings: “Summary—Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. Have Each Provided an Opinion to the PNC Board of Directors Regarding the Aggregate Consideration,” “The Merger—Background of the Merger,” “The Merger—PNC’s Reasons for the Merger; Recommendation of the PNC Board of Directors” and “The Merger—Opinion of PNC’s Financial Advisors to the PNC Board of Directors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

J.P. Morgan Securities Inc.
By:	/s/ Eric Warmstein
	Name:	Eric Warmstein
	Title:	Managing Director

November 10, 2008

J.P. Morgan Securities Inc.   •    383 Madison Avenue, New York, NY 10179